                                                                     Exhibit 3.2

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                          OMNIS TECHNOLOGY CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

        Omnis Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

        That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors adopted on March 31, 1998 the following resolutions creating a series of preferred stock designated as "Series A Preferred Stock" ("Series A Preferred Stock" or "Preferred Stock"):

        "RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of Preferred Stock, $1.00 par value, of the Corporation, to be designated "Series A Preferred Stock," initially consisting of 124,564 shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock are not stated and expressed in the Amended and Restated Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Amended and Restated Certificate of Incorporation shall be deemed to have the meanings provided therein):

        1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock," par value $1.00 per share, and the number of shares constituting such series shall be 124,564.

        2. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive a dividend equal to 0.10 (the "Dividend Rate") of the Original Issue Price (as defined and adjusted pursuant to Section 4 hereof) in preference to the common stock of the Corporation (the "Common Stock") (the "Preferred Dividend"), payable on shares of Series A Preferred Stock held as of April 1 of each of the years 1999, 2000, 2001 and 2002. The Preferred Dividend shall be cumulative and shall be payable by the Corporation in shares of Common Stock by adjusting the Original Issue Price (the "Adjusted Original Issue Price") pursuant to the following formula: Adjusted Original Issue Price = Original Issue Price * (1 + (Dividend Rate * N)), where N is equal to 0 prior to April 1, 1999, 1 from April 1, 1999 to March 31, 2000, 2 from April 1, 2000 to March 31,

2001, 3 from April 1, 2001 to March 31, 2002 and 4 on and after April 1, 2002. No Preferred Dividend shall accrue to the Series A Preferred after April 1, 2002. The Original Issue Price is equal to $8.028, as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like of the Series A Preferred Stock.

        3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, a distribution shall be made to the holders of Series A Preferred Stock in respect of such Series A Preferred Stock before any amount shall be paid to the holders of Common Stock in respect of such Common Stock, in the following manner:

               (a) Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to (i) the Adjusted Original Issue Price, plus (ii) all accrued or declared but unpaid dividends, if any (other than as defined in Section 2). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of their full liquidation preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed ratably among the holders of the Series A Preferred Stock.

               If assets are remaining after payment in accordance with the foregoing paragraph, then the entire remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

               (b) Events Deemed a Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by or to include the consolidation or merger of the Corporation with or into any other corporation or entity or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of this Corporation, or any other reorganization of this Corporation where the stockholders of the Corporation immediately prior to such transactions(s) do not retain at least fifty percent (50%) of the voting power of and interest in the successor entity. Not later than fourteen (14) days prior to the consummation of any such transaction(s), the Corporation shall deliver a notice to each holder of Series A Preferred Stock setting forth the principal terms of such transaction(s), such notice to be delivered in accordance with
Section 4(i) below. After the receipt of such notice, and prior to the consummation of such transaction(s), any holder of shares of Series A Preferred Stock may notify the Corporation of such holder's election to convert such shares into Common Stock pursuant to section 4(a)(i) below, with such conversion to be contingent upon, and effective immediately prior to, the consummation of such transaction(s).

               (c) Valuation of Property. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series A Preferred Stock shall be determined in good faith by the Board of the Directors of the Corporation, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

                      (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market System (or similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                      (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the liquidation, dissolution or winding up of the Corporation; and

                      (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

        4. Conversion. The holders of Series A Preferred Stock have conversion rights as follows:

               (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Adjusted Original Issue Price (as defined in Section 2 hereof) by the then effective Series A Conversion Price (as defined below), as last adjusted on the date the certificate is surrendered for conversion. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of the Series A Preferred after the date hereof shall be $0.8028 (the "Conversion Price"); provided, however, that the Conversion Price shall be subject to adjustment as set forth in subparagraphs (c) and (d) of this Section 4.

               (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that he or she elects to convert the same, provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any accrued or declared but unpaid dividends, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted.

                (c) Adjustments to Conversion Price for Diluting Issues.

                      (i) Special Definitions. For purposes of this Section 4(c), the following definitions shall apply:

                             (A) 'Options' shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                             (B) 'Original Issue Date' shall mean the date on
which the first share of the Series A Preferred was first issued.

                             (C) 'Convertible Securities' shall mean any
evidences of indebtedness, shares (other than the Preferred Stock) or other securities convertible into or exchangeable by their terms for Common Stock.

                             (D) 'Additional Shares of Common Stock' shall mean
all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                        (1) upon issuance of the Preferred
Stock;

                                        (2) upon conversion of the Preferred
Stock into Common Stock;

                                        (3) to officers, directors, and
employees of, and consultants to, the Corporation pursuant to plans, arrangements or agreements approved by the Board of Directors not to exceed 1,200,000 shares; provided, however, that shares issued or issuable pursuant to this clause (D)(3) which are canceled or forfeited may be reissued pursuant to this clause (D)(3) without being counted against the 1,200,000 share limitation;

                                        (4) in connection with bona fide
equipment lease transactions, loan guarantees, commercial loans, bank financing transactions or technology licenses approved by the Board of Directors;

                                        (5) pursuant to the acquisition of a
company or other entity or division thereof by the Corporation by merger, purchase of assets, or other acquisition or reorganization approved by the Board of Directors whereby the Corporation owns not less than fifty-one (51%) of the voting power of such other company or entity or of the fair market value of the division thereof;

                                        (6) pursuant to a joint venture
arrangement or other strategic financing arrangement, so long as such issuance is not primarily for equity financing purposes; or

                                        (7) any other securities issued in
respect of the Preferred Stock, or the Common Stock excluded from the definition of Additional Shares of Common Stock by this Subparagraph D, upon any stock split, stock dividend, consolidation, recapitalization or similar event for which an adjustment is made to the Conversion Price pursuant to Section 4(d) hereof.

                      (ii) No Adjustment of Conversion Price. No adjustment in the then applicable Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the respective Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                      (iii) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 4(c)(i), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to the Preferred Stock unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) of such Additional Shares of Common Stock would be less than the then applicable Conversion Price of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                          (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                          (B) if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                          (C) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                        (1) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (2) in the case of Options or
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                          (D) no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                          (E) in the case of any Options which expire by their
terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                      (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the then applicable Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purposes of this
Section 4(c)(iv), all shares of Common Stock issuable upon conversion of outstanding Options, Convertible Securities and the Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                      (v) Determination of Consideration. For purposes of this
Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                             (A) Cash and Property: Such consideration shall:

                                        (1) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (2) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                        (3) in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                             (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                        (1) the total amount, if any, received
or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (2) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (d) Adjustments to Conversion Price for Certain Other Events.

                      (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                      (ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their respective Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

                      (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of any series of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the respective Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the respective Preferred Stock immediately before that change.

               (e) Status of Converted Stock. In case any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

               (f) Fractional Shares. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock held by such holder at the time of converting into Common Stock.

               (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Common Stock conversion ratio pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion ration at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

               (h) No Impairment. The Corporation, whether by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issuance and sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such actions as may be necessary or appropriate in order to protect the conversion rights pursuant to this paragraph 4 of the holder of the Preferred Stock against dilution or other impairment.

               (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        5. Covenants. In addition to any other rights provided by law, so long as any Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred
Stock:

               (a) amend or repeal any provision of, or add any provision to, the Corporation's Restated Certificate of Incorporation or Bylaws if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any Series A Preferred Stock, or increase or decrease the number of shares of Series A Preferred Stock authorized hereby;

               (b) create, authorize or issue or obligate itself to issue shares of any class of security, including any other security convertible into or exercisable for any security, not authorized herein, or reclassify any Common Stock into shares, having any preference or priority as to dividends, voting, liquidation preference, conversion or redemption rights superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

               (c) effectuate a merger or consolidation of the Corporation with or into any other corporation or corporations of other entity, or any other corporate reorganization, where the stockholders of the Corporation immediately prior to such event do not retain at least fifty percent (50%) of the voting power of and interest in the successor entity;

               (d) sell, lease or dispose of all or substantially all of the Corporation's assets; or

               (e) effectuate a liquidation, dissolution or winding up of the Corporation.

        6. Voting Rights. Except as otherwise required by law, each share of Series A Preferred Stock issued and outstanding shall have that number of votes equal to the number of shares of Common Stock into which it is then convertible. The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote."

        IN WITNESS WHEREOF, said Omnis Technology Corporation has caused this Certificate to be signed by Kenneth P. Holmes, its Chief Financial Officer and Interim Chief Executive Officer, and attested to by Judith M. O'Brien, its Secretary, this 31st day of March, 1998.

                                       OMNIS TECHNOLOGY CORPORATION,

                                       a Delaware corporation



                                       By:
                                           -------------------------------------
                                           Kenneth P. Holmes,
                                           Chief Financial Officer and
                                           Interim Chief Executive Officer

                                       ATTEST:

                                       -----------------------------------------
                                       Judith M. O'Brien,
                                       Secretary